Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following Registration Statements of Elevon, Inc. (formerly Walker Interactive Systems, Inc.) of our report dated March 17, 2003, appearing in this Annual Report on Form 10-K of Elevon, Inc. for the year ended December 31, 2002;

Registration Statement No. 33-46721 on Form S-8
Registration Statement No. 33-64424 on Form S-8
Registration Statement No. 33-64426 on Form S-8
Registration Statement No. 333-02942 on Form S-8
Registration Statement No. 333-08629 on Form S-8
Registration Statement No. 333-39913 on Form S-8
Registration Statement No. 333-42031 on Form S-3
Registration Statement No. 333-57199 on Form S-8
Registration Statement No. 333-85677 on Form S-8
Registration Statement No. 333-95749 on Form S-8
Registration Statement No. 333-64034 on Form S-8

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 27, 2003